Exhibit 99.1

 Renmin Tianli Group, Inc. Announces Entry into Specialty Chicken Farming and Closure of a Farm

WUHAN CITY, China, Oct. 26, 2018 /PRNewswire/ -- Renmin Tianli Group, Inc. (NASDAQ:ABAC) ("Renmin Tianli" or the "Company"), a producer of breeder hogs, market hogs and black hogs, as well as specialty processed black hog pork products sold through retail outlets and the internet, with headquarters in Wuhan City, Hubei Province, China, today announced the closure of its farm in Fenglai County, Enshi Prefecture, Hubei Province in response to an executive order (the “Order”) from the Fenglai County government due to environmental concerns resulting from the increase in the population in the area surrounding the farm. The Company plans to fully comply with the Order and expects to complete the transfer of hogs and the dismantling of facilities at the farm by the end of this month. Established in 2007, the farm is situated on approximately 23.72 acres of leased land with buildings dedicated to hog rearing, administration and employee housing. The farm was producing approximately 20,000 hogs annually. Following the closure of this farm, the Company will have 7 farms in operation with combined annual capacity of 110,000 hogs.

Additionally, Renmin Tianli announced that it has signed a share purchase agreement (the “Agreement”) to acquire a 29 per cent equity interest in Enshi Huacai Agricultural Development Co. Ltd. (“Huacai”). Pursuant to the Agreement executed on October 26, 2018 (the “Agreement Date”), Renmin Tianli will acquire 29 per cent of the equity of Huacai for an aggregate of 2,000,000 common shares of Renmin Tianli. Renmin Tianli will have an option to acquire up to 100 per cent of the equity of Huacai under similar terms until March 2019. All shares shall be issued and delivered within 20 business days of the Agreement Date. Established in April 2012, Huacai, through its subsidiaries, affiliates and cooperative partners, engages in the farming of specialty selenium rich chicken as well as the marketing and sales of selenium rich eggs, organic manure and other local specialty products.

Mr. Luchang Zhou, Chief Executive Officer of Renmin Tianli, commented, “While we remain committed to the hog farming business despite the setback of the mandatory closure of our farm in Fenglai, we are excited about the opportunity to expand into the production of selenium rich products through the acquisition of Huacai. We see tremendous opportunities in the specialty chicken farming business and view it as a great complement to our core hog farming business.”

About Renmin Tianli Group, Inc.

Renmin Tianli Group, Inc. (the "Company"), is in the business of breeding, raising and selling breeder and market hogs in China. The Company also sells specialty processed black hog pork products through supermarkets and other retail outlets, as well as the internet.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tony Tian, CFA
Weitian Group LLC
Phone: +1-732-910-9692
Email: ttian@weitianco.com